                                                                     EXHIBIT 3.4

                            LESLIE'S POOLMART, INC.

              CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS
                          OF EXCHANGEABLE CUMULATIVE
                     REDEEMABLE PREFERRED STOCK, SERIES A

            (Pursuant to Section 151(g) of the General Corporation

                        Law of the State of Delaware.)

     Leslie's Poolmart, Inc., a corporation organized and existing under the laws of the State of Delaware (hereinafter the "Company"), DOES HEREBY CERTIFY THAT, pursuant to authority conferred upon the Board of Directors of the Company (the "Board") by the Certificate of Incorporation of the Company, as amended (the "Certificate of Incorporation"), the Board, pursuant to a unanimous written consent dated as of June 11, 1997, adopted the following resolutions authorizing the issuance of Exchangeable Cumulative Redeemable Preferred Stock, Series A of the Company, which resolutions are still in full force and effect and are not in conflict with any provisions of the Certificate of Incorporation or Bylaws of the Company:

     RESOLVED, that pursuant to authority vested in the Board by the Certificate of Incorporation, the Board does hereby establish a series of preferred stock of the Company from the Company's authorized class of Two Million (2,000,000) shares of $.001 par value preferred shares, such series to consist of 50,000 shares, and does hereby fix and state the voting rights, designation, powers, preferences and relative participating, optional or other special rights and the qualifications, limitations or restrictions thereof, as follows:

     (a)  Designation.
          -----------

     The Preferred Stock created and authorized hereby shall be designated as the "Exchangeable Cumulative Redeemable Preferred Stock, Series A" (hereinafter called the "Series A Preferred Stock"). The number of shares of Series A Preferred Stock shall be 50,000, and no more.

     (b)  Rank.
          ----

     The Series A Preferred Stock shall, with respect to dividend distributions and distributions upon the liquidation, winding up and dissolution of the Company, rank senior to all classes of common stock of the Company, and to each other class of Capital Stock of the Company the terms of which do not expressly provide that it ranks senior to or on a parity with the Series A Preferred Stock as to dividend distributions and distributions upon the liquidation, winding up and dissolution of the Company (collectively referred to with the common stock of the Company as "Junior Securities"). The Series A Preferred Stock shall, with respect to dividend distributions and distributions upon the liquidation, winding up and dissolution of the Company, rank on a parity with any class of Capital Stock or series of preferred stock hereafter created which expressly provides that it ranks on a parity with the Series A Preferred Stock as to dividend distributions and distributions upon the liquidation, winding up and dissolution of the Company ("Parity Securities"); provided that any such Parity Securities that were not issued in accordance with paragraph (f)(v)(A) hereof shall be deemed to be Junior Securities and not Parity Securities. The Series A Preferred Stock shall, with respect to
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dividend distributions and distributions upon the liquidation, winding up and dissolution of the Company, rank junior to each class of Capital Stock hereafter issued in accordance with paragraph (f)(v)(A) hereof and which expressly provides that it ranks senior to the Series A Preferred Stock as to dividend distributions or distributions upon the liquidation, winding up and dissolution of the Company ("Senior Securities").

     (c)  Dividends.
          ---------

          (i) Beginning on the Issue Date, each Holder shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, distributions in the form of dividends on each whole or fractional share of Series A Preferred Stock, at a rate per annum equal to ten and seven-eighths percent (10 7/8%) of the Liquidation Preference per share of the Series A Preferred Stock, payable quarterly. All dividends with respect to each whole or fractional share of Series A Preferred Stock shall be cumulative, whether or not earned or declared, on a daily basis from the Issue Date with respect to such whole or fractional share, and shall be payable quarterly in arrears on each Dividend Payment Date, commencing on the first Dividend Payment Date after the Issue Date with respect to such whole or fractional share; provided that if any dividend payable on any Dividend Payment Date on or before the fifth anniversary of the Initial Preferred Stock Issue Date is not declared and paid in full in cash on such Dividend Payment Date, the amount payable as dividends on such Dividend Payment Date that is not paid in cash on such Dividend Payment Date shall be paid by the Company on such date by the issuance of additional fully paid and non-assessable shares (including fractional shares, if applicable, or, at the Company's option, cash in lieu of such fractional shares) of Series A Preferred Stock having an aggregate Liquidation Preference equal to the amount of such dividends (rounded to the nearest whole cent). The payment by the Company in such additional shares of Series A Preferred Stock shall constitute full payment of such dividend. Dividends payable on any Dividend Payment Date after the fifth anniversary of the Preferred Stock Issue Date shall be paid only in cash. If any dividend (or portion thereof) payable on any Dividend Payment Date after the fifth anniversary of the Initial Preferred Stock Issue Date is not declared or paid in full in cash on such Dividend Payment Date, the amount of such dividend that is payable and that is not paid in cash on such date shall accrue interest at the annual dividend rate plus 5% until declared and paid in full, compounded quarterly. Each distribution in the form of a dividend shall be payable to the Holders of Series A Preferred Stock of record as they appear on the stock books of the Company on such record dates, not less than 10 nor more than 45 days preceding the related Dividend Payment Date, as shall be fixed by the Board of Directors. Dividends shall cease to accumulate in respect of shares of the Series A Preferred Stock on the Exchange Date or on the date of their earlier redemption unless the Company shall have failed to issue the appropriate aggregate principal amount of Exchange Notes in respect of the Series A Preferred Stock on the Exchange Date or shall have failed to pay the relevant redemption price on the date fixed for redemption.

          (ii) All dividends paid with respect to shares of the Series A Preferred Stock pursuant to paragraph (c)(i) shall be paid pro rata to the Holders thereof entitled thereto.

          (iii) Dividends on account of arrears for any past Dividend
Period may be declared and paid at any time, without reference to any regular Dividend Payment Date, together with all accrued and unpaid interest thereon, to Holders of Series A Preferred Stock of record on such date, not more than 45 days prior to the payment thereof, as may be fixed by the Board of Directors.

          (iv) Holders of shares of the Series A Preferred Stock shall be entitled to receive the dividends provided for in paragraph (c)(i) hereof in preference to and in priority over any dividends upon any of the Junior Securities.

          (v) Holders of shares of the Series A Preferred Stock shall be entitled to receive the dividends provided for in paragraph (c)(i) hereof on a pro rata basis with respect to any dividends upon any Parity Securities.

          (vi) Dividends payable on shares of the Series A Preferred Stock for any period less than a year shall be computed on the basis of a 360-day year of twelve 30-day months. If any Dividend Payment Date occurs on a day that is not a Business Day, any accrued dividends otherwise payable on such Dividend Payment Date shall be paid on the next succeeding Business Day.

     (d)  Liquidation Preference.
          ----------------------

          (i) Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the Holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid, out of the assets of the Company available for distribution to its stockholders, $1,000 per share of Series A Preferred Stock (the "Liquidation Preference"), plus an amount in cash equal to accumulated and unpaid dividends thereon (and all accrued and unpaid interest thereon) to the date fixed for liquidation, dissolution or winding up (including an amount equal to a prorated dividend for the period from the last Dividend Payment Date to the date fixed for liquidation, dissolution or winding up) before any payment shall be made or any assets distributed to the holders of any of the Junior Securities, including, without limitation, common stock of the Company. Except as provided in the preceding sentence, Holders of shares of Series A Preferred Stock shall not be entitled to any distribution in the event of liquidation, dissolution or winding up of the affairs of the Company. If the assets of the Company are not sufficient to pay in full the liquidation payments payable to the Holders of outstanding shares of the Series A Preferred Stock and all Parity Securities, then the holders of all such shares shall share equally and ratably in such distribution of assets of the Company in accordance with the amounts which would be payable on such distribution if the amount to which the Holders of outstanding shares of Series A Preferred Stock and the holders of outstanding shares of all Parity Securities are entitled were paid in full.

          (ii) For the purposes of this paragraph (d), neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Company nor the consolidation or merger of the Company with or into one or more corporations or other entities shall be deemed to be a liquidation, dissolution or winding up of the affairs of the Company (unless such sale, conveyance, exchange or transfer is in connection with a dissolution or winding up of the business of the Company).

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

     (e)  Redemption.
          ----------

          (i)   Optional Redemption.
                -------------------

                (A) The Company may (subject to contractual and other restrictions with respect thereto and the legal availability of funds therefor), at the option of the Company, redeem at any time from any source of funds legally available therefor, in whole or in part, in the manner provided in paragraph (e)(iii) hereof, any or all of the shares of the Series A Preferred Stock, at a redemption price equal to
          (1) the Liquidation Preference per share multiplied by 101% plus (2) an amount in cash equal to all accumulated and unpaid dividends per share (and all accrued and unpaid interest thereon) (including an amount in cash equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the Redemption Date to the Redemption Date) (the sum of (1) and (2) being denominated herein the "Optional Redemption Price").

                (B) In the event of a redemption pursuant to paragraph (e)(i)(A) hereof of only a portion of the then outstanding shares of the Series A Preferred Stock, the Company shall effect such redemption pro rata according to the number of shares held by each Holder of Series A Preferred Stock or by lot, as may be determined by the Company in its sole discretion.

          (ii)  Mandatory Redemption.  On each Mandatory Redemption Date, the
                --------------------
Company shall redeem, subject to contractual and other restrictions thereupon, from any source of funds legally available therefor, in the manner provided in paragraph (e)(iii) hereof, a number of shares equal to one-third of the shares of Series A Preferred outstanding on the First Mandatory Redemption Date, rounded to the nearest whole share per holder, at a redemption price equal to
(1) 100% of the Liquidation Preference per share, plus (2) an amount in cash equal to all accumulated and unpaid dividends per share (and all accrued and unpaid interest thereon) (including an amount equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to each Mandatory Redemption Date to the such Mandatory Redemption Date) (the sum of (1) and (2) being denominated herein the "Mandatory Redemption Price").

          (iii) Procedures for Redemption.
                -------------------------

                (A) At least 30 days and not more than 60 days prior to the date fixed for any redemption of the Series A Preferred Stock, written notice (the "Redemption Notice") shall be given by first-class mail, postage prepaid, to each Holder of Series A Preferred Stock of record on the record date fixed for such redemption of the Series A Preferred Stock at such Holder's address as the same appears on the stock register of the Company, provided that no failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the redemption of any shares of Series A Preferred Stock to be redeemed except as to the Holder or Holders to whom the Company has failed to give said notice or except as to the Holder or Holders whose notice was defective. The Redemption Notice shall state: (1) whether the redemption is pursuant to paragraph (e)(i) or (e)(ii) hereof; (2) the Optional Redemption Price or the Mandatory Redemption Price, as the case may be; (3) whether all or less than all the outstanding shares of the Series A Preferred Stock are to be redeemed and the total number of shares of the Series A Preferred Stock being redeemed; (4) the number of shares of Series A Preferred Stock held, as of the appropriate record date, by the Holder that the Company intends to redeem; (5) the date fixed for redemption;
          (6) that the Holder is to surrender to the Company, at the place or places where certificates for shares of Series A Preferred Stock are to be surrendered for redemption, in the manner and at the price designated, such Holder's certificate or certificates representing the shares of Series A Preferred Stock to be redeemed; and (7) that dividends on the shares of the Series A Preferred Stock to be redeemed shall cease to accrue on such Redemption Date unless the Company defaults in the payment of the Optional Redemption Price or the Mandatory Redemption Price, as the case may be.

                (B) Each Holder of Series A Preferred Stock shall surrender the certificate or certificates representing such shares of Series A Preferred Stock to the Company in the manner and at the place designated in the Redemption Notice, and on the Redemption Date the full Optional Redemption Price or Mandatory Redemption Price, as the case may be, for such shares shall be payable in cash to the Person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. In the event that less than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

                (C) Unless the Company defaults in the payment in full of the applicable redemption price, dividends on the Series A Preferred Stock called for redemption shall cease to accumulate on the Redemption Date, and the Holders of such redemption shares shall cease to have any further rights with respect thereto on the Redemption Date, other than the right to receive the Optional Redemption Price or the Mandatory Redemption Price, as the case may be, without interest.

     (f)  Voting Rights and Protective Provisions.
          ---------------------------------------

          (i)   Generally.
                ---------

          The Holders of shares of the Series A Preferred Stock will not have any voting rights except as set forth below or as otherwise from time to time required by applicable law. In connection with any right to vote, each Holder of Series A Preferred Stock will have one vote for each such share held. Any shares of Series A Preferred Stock held by the Company or any Subsidiary of the Company shall not have voting rights hereunder and shall not be counted in determining the presence of a quorum or in calculating any percentage of shares under this paragraph (f).

          (ii)  Right to Elect Class A Directors.
                --------------------------------

          The number of directors of the Company shall be as from time to time fixed by, or determined in the manner provided in, the Certificate of Incorporation and the Bylaws of the Company, provided, that subject to the provisions of paragraph (f)(iii), a number of directors equal to the smallest whole number of directors that will represent at least 20% of the members of the Company's Board of Directors shall be designated as "Class A Directors" and shall be elected by the Holders of a majority of the shares of the Series A Preferred Stock then outstanding, voting as a separate class. The holders of the Series A Preferred Stock, voting as a separate class, shall have the exclusive right to remove without cause at any time and replace any Class A Director by an affirmative vote of the Holders of a majority of the shares of Series A Preferred Stock then outstanding.

          (iii) Additional Class A Directors.
                ----------------------------

                (A) If (i) the Coverage Ratio for any four consecutive Quarters shall be less than 1.0:1.0 (a "Four Quarter Coverage Ratio Event"), and (ii) the number of Class A Directors then represents less than 40% of the members of the Company's Board of Directors, then, if such Four Quarter Coverage Ratio Event has not been remedied prior thereto, effective as of the thirtieth day after (x) the forty-fifth day after the end of such four consecutive Quarters, or (y) such earlier date on which the Company first publicly announces its results of operations for the last such Quarter, upon written notice to the Company by the Holders of at least 20% of the outstanding Series A Preferred Stock, but without any action on the part of the Board of Directors, the number of members of the Board of Directors shall be increased by the smallest whole number that will result in at least 40% of the members of the Company's Board of Directors being Class A Directors (assuming that such directors are designated as "Class A Directors"), and all of such additional directors shall be designated as additional "Class A Directors."

               (B) If (i) the Coverage Ratio for any eight consecutive Quarters shall be less than 1.0:1.0 (a "Eight Quarter Coverage Ratio Event"), and (ii) the number of Class A Directors then represents less than a majority of the members of the Company's Board of Directors, then, if such Eight Quarter Coverage Ratio Event has not been remedied prior thereto, effective as of the thirtieth day after (x) the forty-fifth day after the end of such eight consecutive Quarters, or (y) such earlier date on which the Company first publicly announces its results of operations for the last such Quarter, upon written notice to the Company by the Holders of at least 20% of the outstanding Series A Preferred Stock, but without any action on the part of the Board of Directors, the number of members of the Board of Directors shall be increased by the smallest whole number that will result in at least a majority of the members of the Company's Board of Directors being Class A Directors (assuming that such directors are designated as "Class A Directors"), and all of such additional directors shall be designated as additional "Class A Directors."

               (C) If (i) the dividends on the Series A Preferred Stock shall be in arrears and unpaid for four consecutive Quarters (a "Dividend Event") and (ii) the number of Class A Directors then represents less than a majority of the members of the Company's Board of Directors, then, if such Dividend Event has not been remedied prior thereto, effective as of the day immediately following the Dividend Payment Date that resulted in such four consecutive quarter arrearage, upon written notice to the Company by the Holders of at least 20% of the outstanding Series A Preferred Stock, but without any action on the part of the Board of Directors, the number of members of the Board of Directors shall be increased by the smallest whole number that will result in at least a majority of the members of the Company's Board of Directors being Class A Directors (assuming that such directors are designated as "Class A Directors"), and all of such additional directors shall be designated as additional "Class A Directors."

               (D) If the Company fails to pay any portion of the Mandatory Redemption Price of the Series A Preferred Stock on any Mandatory Redemption Date (whether or not any contractual or other restrictions apply to such redemption) pursuant to paragraph (e)(ii) hereof (a "Redemption Event"), then, if such Redemption Event has not been remedied prior thereto, effective as of the day immediately following such Mandatory Redemption Date, upon written notice to the Company by the Holders of at least 20% of the outstanding Series A Preferred Stock, but without any action on the part of the Board of Directors, all members of the Board of Directors shall thereafter be designated as "Class A Directors."

               (E) If an Insolvency Event occurs, then, effective immediately upon the occurrence of such Insolvency Event, upon written notice to the Company by the Holders of at least 20% of the outstanding Series A Preferred Stock, but without any action on the part of the Board of Directors, all members of the Board of Directors shall thereafter be designated as "Class A Directors."

               (F) Any event described in paragraph (f)(iii)(A), (B), (C) or (D) above shall be deemed remedied at such time as such event ceases to be in effect. Without limiting the foregoing, the events described in paragraph (f)(iii)(A) and (B) may be cured by a contribution to capital in the amount which, had it been added as if it were Net Income to the amount of EBITDA for the relevant period, would have resulted in a Coverage Ratio of at least one.

               (G) Notwithstanding any of the provisions of paragraphs
          (f)(iii)(A), (B), (C), (D), (E) or (F) above, the rights set forth therein of the Holders of the issued and outstanding shares of the Series A Preferred Stock to elect and remove Class A Directors pursuant to a Special Voting Rights Date relating to a Four Quarter Coverage Ratio Event or an Eight Quarter Coverage Ratio Event shall terminate when Occidental Petroleum Corporation, a Delaware corporation ("Occidental") ceases to own at least a majority of the outstanding shares of Series A Preferred Stock.

     (iv) Certain Procedures.
          ------------------

               (A) If, during the interval between annual meetings of stockholders for the election of directors, there is a vacancy or vacancies in the Class A Directors (whether as a result of an increase in the number of Class A Directors pursuant to paragraph (f)(iii) hereof, a resignation, death or removal of a Class A Director or any other reason), such vacancy or vacancies in the Class A Directors may, subject to applicable law, be filled by a majority vote of the remaining Class A Directors then in office, or by a sole remaining Class A Director.

               (B) If there is a vacancy or vacancies in the Class A Directors (whether as a result of an increase in the number of Class A Directors pursuant to paragraph (f)(iii) hereof, a resignation, death or removal of a Class A Director or any other reason), the Chairman of the Board of the Company or other authorized officer of the Company, if any, may, and upon the written request of the Holders of record of at least 10% of the shares of Series A Preferred Stock then outstanding addressed to the Secretary of the Company shall, call a special meeting of the Holders of Series A Preferred Stock, for the purpose of electing a Class A Director or Directors to fill such vacancy. If such meeting is not called by the proper officer of the Company within 10 days after personal service of such written request upon the Secretary of the Company, or within 10 days after mailing the same within the United States by certified mail, addressed to the Secretary of the Company at its principal executive offices, then the Holders of record of at least 20% of the outstanding shares of the Series A Preferred Stock may designate in writing one of their number to call such meeting at the expense of the Company, and such meeting may be called by the Person so designated upon the notice required for special meetings of stockholders of the Company and shall be held at the place for holding the annual meetings of stockholders or such other place in the United States as shall be designated in such notice.

               (C) At any meeting held for the purpose of electing directors at which the Holders of Series A Preferred Stock shall have the right to elect a Class A Director or Directors, the presence in person or by proxy of the Holders of at least one-third of the then outstanding shares of Series A Preferred Stock shall be required and be sufficient to constitute a quorum of such class for the election of such Class A Director or Directors. At any such meeting or adjournment thereof (1) the absence of a quorum of the Holders of Series A Preferred Stock shall not prevent the election of a director or directors other than the Class A Director or Directors, and the absence of a quorum or quorums of the holders of Capital Stock entitled to elect other directors shall not prevent the election of the Class A Director or Directors, and (2) in the absence of a quorum of the holders of any class of stock entitled to vote for the election of directors, a majority of the holders present in person or by proxy of such class shall have the power to adjourn the meeting for the election of directors which the holders of such class are entitled to elect, from time to time without notice (except as required by law) other than announcement at the meeting, until a quorum shall be present.

               (D) Any Class A Director elected to fill a vacancy shall hold office for the unexpired term in respect of which the vacancy occurred and until his successor shall be elected and shall qualify or until his earlier death, resignation or removal in the manner provided by the Certificate of Incorporation and the Bylaws of the Company.

               (E) Any action required or permitted to be taken at an annual or special meeting of Holders of Series A Preferred Stock may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the Holders of outstanding Series A Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Company by delivery to its registered office in the State of Delaware (by hand or by certified or registered mail, return receipt requested), its principal place of business or an officer or agent of the Company having custody of the book in which proceedings of meetings of stockholders are recorded.

               (F) Any written notice to be given to the Company by Holders of Series A Preferred Stock may be given (1) by personal service of such written notice upon the Secretary of the Company, (2) by registered or certified mail, addressed to the Secretary of the Company at its principal executive offices, or (3) by delivery to the Company's registered office in the State of Delaware (by hand or by certified or registered mail).

     (v)  Protective Provisions.
          ---------------------

     So long as any shares of the Series A Preferred Stock are outstanding, the Company shall not, without the affirmative vote or consent of Holders of at least a majority of the outstanding shares of Series A Preferred Stock, voting or consenting, as the case may be, separately as one class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting:

               (A) create, authorize or issue, or reclassify any authorized stock of the Company into, or increase the authorized amount of, any class or series of Senior Securities, Parity Securities, or Junior Securities;

               (B) amend, alter or repeal any provision of the Certificate of Incorporation, as the same may be amended from time to time, so as to affect adversely the relative rights, preferences, qualifications, limitations or restrictions of the Series A Preferred Stock;

               (C) permit any of its Subsidiaries to issue any equity securities, or securities convertible into, or exercisable, redeemable or exchangeable for, equity securities, to any Person other than the Company or a wholly owned Subsidiary of the Company;

               (D) prior to the exchange of Series A Preferred Stock for Exchange Notes, amend or modify the terms of the Exchange Notes;

               (E) incur, or permit any of its Subsidiaries to incur, any Funded Debt in a principal amount exceeding $5,000,000;

               (F) (1) declare or pay any dividend or make any distribution on account of any Junior Securities or Parity Securities or any securities convertible into, or exercisable, redeemable or exchangeable for, Junior Securities or Parity Securities, either directly or indirectly, whether in cash, obligations or shares of the Company or other property (other than dividends or distributions payable solely in Junior Securities or securities convertible into, or exercisable, redeemable or exchangeable for, Junior Securities, the issuance of which has been approved pursuant to paragraph (f)(v)(A)), or (2) purchase, redeem or otherwise acquire or retire for value any Junior Securities or

          Parity Securities (other than as a result of (i) a reclassification of Junior Securities into another class or series of Junior Securities,
          (ii) a reclassification of Parity Securities into Junior Securities,
          (iii) the exchange or conversion of one class or series of Junior Securities for or into another class or series of Junior Securities, or (iv) the exchange or conversion of one class or series of Parity Securities for or into Junior Securities, in each case, subject to obtaining any approval required pursuant to paragraph (f)(v)(A) or any securities convertible into, or exercisable, redeemable or exchangeable for, any Junior Securities or Parity Securities; provided, however, that the restrictions in this paragraph (f)(v)(F) shall not apply to any purchase, redemption or other acquisition or retirement for value contemplated by the Stockholders Agreement;

               (G) enter into, or permit any Subsidiary to enter into, any transaction with any Affiliate of the Company (an "Affiliate Transaction"); provided, however, that the following shall not be deemed to be Affiliate Transactions: (v) transaction fees payable to LGP or Hancock Park Associates II, L.P. on or about the Preferred Stock Issue Date pursuant to the Management Agreement, (w) payments to LGP pursuant to the Management Agreement, (x) advances to directors, officers or employees of the Company to provide for the payment of reasonable expenses incurred by such persons in the performance of such persons' responsibilities to the Company; (y) reasonable fees and compensation paid to and indemnity provided on behalf of officers, directors or employees of the Company as determined in good faith by the Board of Directors and the Company's senior management, and (z) transactions between or among the Company and/or its Subsidiaries;

               (H) enter into, or permit any of its Subsidiaries to enter into, any employment contract; or

               (I) increase, or permit any of its Subsidiaries to increase, in any material respect the benefits or compensation of any of the executive officers of the Company.

          (vi) Additional Provisions.
               ---------------------

     (1) The creation, authorization or issuance of any shares of Common Stock or (2) any increase or decrease in the amount of authorized capital stock of any class, including any preferred stock, shall not require the consent of Holders of Series A Preferred Stock and shall not be deemed to materially affect adversely the rights, preferences, privileges or voting rights of Holders of shares of Series A Preferred Stock.

     (g)  Optional Exchange
          -----------------

          (i)  Conditions.
               ----------

               (A) The Company may, at its option on any Dividend Payment Date (herein the "Exchange Date"), exchange all, but not less than all, of the then outstanding shares of Series A Preferred Stock into the Company's Exchange Notes if such exchange is then permitted by applicable law. To exchange Series A Preferred Stock into

          Exchange Notes, the Company shall send a written notice (the "Exchange Notice") of exchange by mail to each Holder of shares of Series A Preferred Stock, which notice shall state: (1) that the Company has elected to exchange the shares of Series A Preferred Stock held by such Holder into an Exchange Note pursuant to this paragraph (g); (2) the Exchange Date, which shall be the next succeeding Dividend Payment Date and shall not be less than 20 days following the date on which the Exchange Notice is mailed; (3) that the Holder is to surrender to the Company, at the place or places where certificates for shares of Series A Preferred Stock are to be surrendered for exchange, in the manner designated in the Exchange Notice, his certificate or certificates representing the shares of Series A Preferred Stock to be exchanged; (4) that dividends on the shares of Series A Preferred Stock to be exchanged shall cease to accrue, and the Holders of such shares shall cease to have any further rights with respect to such shares (other than the right to receive Exchange Notes), on the Exchange Date whether or not certificates for shares of Series A Preferred Stock are surrendered for exchange on the Exchange Date unless the Company shall default in the delivery of Exchange Notes; and (5) that interest on the Exchange Notes shall accrue from the Exchange Date whether or not certificates for shares of Series A Preferred Stock are surrendered for exchange on the Exchange Date. On the Exchange Date, if the conditions set forth in clauses (I) and (II) below are satisfied and if the exchange is then permitted under applicable law, the Company shall issue Exchange Notes in exchange for the Series A Preferred Stock as provided in the next paragraph, provided that on the Exchange Date, immediately after giving effect to such exchange, no Default or Event of Default (each as defined in the Exchange Notes) would exist under the Exchange Notes.

               In the event that the issuance of the Exchange Notes is not permitted on the Exchange Date set forth in the Exchange Notice, or any of the conditions set forth in clauses (I) or (II) of the preceding sentence are not satisfied on the Exchange Date set forth in the Exchange Notice, the Exchange Date shall be deemed to be the first business day thereafter, if any, upon which all of such conditions are satisfied.

               (B) Upon any exchange pursuant to paragraph (g)(i)(A), each Holder of outstanding shares of Series A Preferred Stock shall be entitled to receive an Exchange Note in a principal amount equal to the sum of (1) the Liquidation Preference of such Holder's shares of Series A Preferred Stock and (2) the amount of accumulated and unpaid dividends, if any, thereon (and accrued and unpaid interest thereon); provided that the Company may pay cash in lieu of issuing an Exchange
          Note in a principal amount of less than $1,000.

          (ii) Procedure for Exchange.
               ----------------------

               (A) On or before the Exchange Date, each Holder of Series A Preferred Stock shall surrender the certificate or certificates representing such shares of Series A Preferred Stock, in the manner and at the place designated in the Exchange Notice. The Company shall cause the Exchange Notes to be executed on the Exchange Date and, upon surrender in accordance with the Exchange Notice of the certificates for any shares of Series A Preferred Stock so exchanged such shares shall be exchanged by the

          Company into Exchange Notes. The Company shall pay interest on the Exchange Notes at the rate and on the dates specified therein from the Exchange Date.

               (B) Subject to the conditions set forth in paragraph (g)(i), if notice has been mailed as aforesaid, and if before the Exchange Date the Exchange Notes shall have been duly executed and delivered by the Company to the Holders, then the rights of the Holders of shares of the Series A Preferred Stock as stockholders of the Company shall cease (except the right to receive Exchange Notes), and the Person or Persons entitled to receive the Exchange Notes issuable upon exchange shall be treated for all purposes as the registered Holder or Holders of such Exchange Notes as of the date of exchange without any further action of the Holders of Series A Preferred Stock.

   (h)    Conversion or Exchange.
          ----------------------

          The Holders of shares of Series A Preferred Stock shall not have any rights hereunder to convert such shares into or exchange such shares for shares of any other class or classes or of any other series of any class or classes of Capital Stock of the Company.

   (i)    Reissuance of Series A Preferred Stock.
          --------------------------------------

          Shares of Series A Preferred Stock that have been issued and reacquired in any manner, including shares purchased or redeemed or exchanged, shall (upon compliance with any applicable provisions of the laws of Delaware) have the status of authorized but unissued shares of preferred stock of the Company undesignated as to series and may be designated or redesignated and issued or reissued, as the case may be, as part of any series of preferred stock of the Company, provided that such shares may not in any event be reissued as Series A Preferred Stock (other than in payment of dividends, if any, on Series A Preferred Stock).

   (j)    Business Day.
          ------------

          If any payment, redemption or exchange shall be required by the terms hereof to be made on a day that is not a Business Day, such payment, redemption or exchange shall be made on the immediately succeeding Business Day.

   (k)    Definitions.
          -----------

   As used in this Certificate, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

   "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of a majority or more of the voting securities of a Person shall be deemed to be control.

     "Affiliate Transaction" has the meaning set forth in paragraph f(v)(H).

     "Applicable Board Percentage" means the number of Class A Directors at any time, pursuant to the provisions of paragraph (f) hereof, that the Holders of the issued and outstanding shares of the Series A Preferred Stock, voting separately as one class, shall have the exclusive right to elect and remove at such time.

     "Bankruptcy Code" means title 11 of the United States Code, as amended from time to time.

     "Board" or "Board of Directors" means the Board of Directors of the Company.

     "Business Day" means any day other than a Legal Holiday.

     "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

     "Capital Stock" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     "Certificate of Incorporation" has the meaning set forth in the Recitals.

     "Class A Director" or "Class A Directors" means any director or directors, as the case may be, elected by the Holders of a majority of the outstanding shares of Series A Preferred Stock pursuant to paragraph (f) hereof.

     "Company" means Leslie's Poolmart, Inc., a Delaware corporation.

     "Consolidated EBITDA" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period, adjusted as follows (in each case, without duplication, on a consolidated basis, in accordance with GAAP, and to the extent deducted (in the case of "plus" items) or added (in the case of "minus" items) in the calculation of such Consolidated Net Income): (i) plus any extraordinary or nonrecurring loss of such Person during such period;
(ii) minus any extraordinary or nonrecurring gain of such Person during such period; (iii) plus any loss due solely to fluctuations in currency values; (iv) minus any gain due solely to fluctuations in currency values; (v) plus provision for taxes based on income or profits of such Person and its Subsidiaries for such period; (vi) plus consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued and whether or not capitalized (and including any amortization of deferred financing costs); (vii) plus any noncash charges for such period (including LIFO charges); (viii) plus depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other noncash charges of such Person and its Subsidiaries for such period.

     "Consolidated Net Income" means, with respect to any Person for any period, the aggregate Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP (except as provided in the definition of "Net Income"); provided that (i) the Net Income (but not loss) of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Subsidiary thereof, (ii) the Net Income of any Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (other than approvals already obtained on the date of computation) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders, (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded and (iv) the cumulative effect of a change in accounting principles shall be excluded.

     "Coverage Ratio" means, as of the last day of any Quarter, and with respect to any specified period prior to the end of such Quarter, (i) Consolidated EBITDA for the specified period prior to the end of such Quarter divided by (ii) Fixed Charges for the specified period prior to the end of such Quarter.

     "Credit Agreement" means credit agreement(s) to be entered into by the Company and one or more lenders, and all amendments thereto, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement(s) or any successor or replacement agreement(s) and whether by the same or any other agent, lender or group of lenders.

     "Disqualified Capital Stock" means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof, in any case, on or prior to the final maturity date of the Senior Notes; provided, however, that the term "Disqualified Capital Stock" shall not include the shares of Series A Preferred Stock.

     "Dividend Event" has the meaning set forth in paragraph (f)(iii).

     "Dividend Payment Date " means February 1, May 1, August 1 and November 1.

     "Dividend Period" means the Initial Dividend Period and, thereafter, each Quarterly Dividend Period.

     "Eight Quarter Coverage Ratio Event" has the meaning set forth in paragraph
(f)(iii).

     "Exchange Date" has the meaning set forth in paragraph (g)(i)(A).

     "Exchange Notes" means the Company's 10 7/8% Junior Subordinated Notes due June 11, 2007 in the form attached to the Preferred Stock and Warrant Purchase Agreement.

     "Exchange Notice" has the meaning set forth in paragraph (g)(i)(A).

     "First Mandatory Redemption Date" means the date eight years and six months after the Initial Preferred Stock Issue Date.

     "Fixed Charges" means, with respect to any Person for any period, without duplication, the sum of (i) the consolidated interest expense (excluding amortization or write-off of debt issuance costs) of such Person and its Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income for such Person for such period, whether paid or accrued and (ii) any interest expense on Guaranteed Indebtedness of such Person or one of its Subsidiaries or secured by a Lien on assets of such Person or one of its Subsidiaries (whether or not such Guaranteed Indebtedness or Lien is called upon) determined on a consolidated basis, and (iii) all dividend payments payable (whether declared or not and whether paid in cash or in kind) on any series of preferred stock of such Person during such period, in each case, on a consolidated basis and in accordance with GAAP; provided, that with
                                                           --------
respect to the Company for the period from the Initial Preferred Stock Issue Date to the end of the Quarter in which the first anniversary of the Initial Preferred Stock Issue Date falls, Fixed Charges shall not include any dividend payments on the shares of Series A Preferred Stock for such period. For purposes of the foregoing clause (ii), interest expense attributable to any Guaranteed Indebtedness by such Person or a Subsidiary of such Person shall be deemed to be the interest expense of such Person to the extent such expense was deducted in computing Consolidated Net Income of such Person.

     "Four Quarter Coverage Ratio Event" has the meaning set forth in paragraph
(f)(iii).

     "Funded Debt" means, with respect to any Person and as of any date of determination, the principal amount of all debt for borrowed money; provided, that Funded Debt shall in any event not include any Permitted Indebtedness.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect as of the Initial Preferred Stock Issue Date.

     "Guaranteed Indebtedness" means, with respect to any Person, a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect. in any manner (including, without limitation. letters of credit and reimbursement agreements in respect thereof), of all or any part of any indebtedness of another Person.

     "Holder" means a Person in whose name a share of Series A Preferred Stock is registered on the stock ledger of the Company.

     "Indebtedness" means with respect to any Person, without duplication, (i) all Obligations of such Person for borrowed money, (ii) all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all Capital Lease Obligations of such Person, (iv) all Obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 90 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted), (v) all Obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction, (vi) guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (i) through (v) above and clause (viii) below, (vii) all Obligations of any other Person of the type referred to in clauses (i) through (vi) which are secured by any lien on any property or asset of such Person, the amount of such Obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the Obligation so secured, (viii) all Obligations under currency agreements and interest swap agreements of such Person and (ix) all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any. For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock.

     "Initial Dividend Period " means the dividend period commencing on the Initial Preferred Stock Issue Date and ending on the day before the first Dividend Payment Date to occur thereafter.

     "Initial Preferred Stock Issue Date" means June 11, 1997.

     "Insolvency Event" means any of the following: (i) there shall be commenced against the Company an involuntary case seeking the liquidation or reorganization of the Company under Chapter 7 or Chapter 11, respectively, of the federal Bankruptcy Code, and the petition commencing the involuntary case or proceeding remains undismissed and unstayed for a period of sixty (60) days,
(ii) the Company shall file a voluntary case seeking liquidation or reorganization under Chapter 7 or Chapter 11, respectively, of the federal Bankruptcy Code, or (iii) the Company shall make a general assignment for the benefit of creditors.

     "Issue Date" means, with respect to any whole or fractional share of Series A Preferred Stock, the date upon which such whole or fractional share is issued pursuant hereto.

     "Interest Swap Obligations" means the obligations of any Person pursuant to any arrangement with any other Person whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

     "Junior Securities" has the meaning set forth in paragraph (b).

     "Legal Holiday" means a Saturday, a Sunday or a day on which banking institutions in the Company's principal place of business, the City of New York or at a place of payment are authorized by law, regulation or executive order to remain closed. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.

     "LGP" means Leonard Green & Partners, L.P.

     "Lien" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

     "Liquidation Preference" has the meaning set forth in paragraph (d).

     "Management Agreement" means that certain Management Agreement dated as of the Preferred Stock Issue Date by and between LGP and the Company, providing for certain annual fees, expenses and reimbursements to be paid to LGP, as such Management Agreement may be amended from time to time in accordance with the Stockholders Agreement.

     "Mandatory Redemption Date" means each of the following dates: (1) the date eight years and six months after the Initial Preferred Stock Issue Date, (2) the ninth anniversary of the Initial Preferred Stock Issue Date and (3) the tenth anniversary of the Initial Preferred Stock Issue Date.

     "Mandatory Redemption Price" has the meaning set forth in paragraph
(e)(ii).

     "Net Income" means, with respect to any Person for any period, the net income (loss) of such Person for such period, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends; provided, however, that for purposes of paragraph (f)(iii)(F), contributions to capital made in accordance with such paragraph (f)(iii)(F) shall be included in Net Income to the extent of the amount so contributed and as provided in such paragraph (f)(iii)(F).

     "Obligations" means all obligations for principal, premium, interest and additional interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Occidental" means Occidental Petroleum Corporation, a Delaware corporation.

     "Optional Redemption Price" has the meaning set forth in paragraph (e)(i).

     "Parity Securities" has the meaning set forth in paragraph (b).

     "Permitted Indebtedness" means, without duplication, each of the following:

               (i)    Indebtedness under the Exchange Notes;

               (ii)   Indebtedness under the Senior Notes;

               (iii) Indebtedness incurred pursuant to a Credit Agreement(s) in an aggregate principal amount at any time outstanding not to exceed the greater of (a) $35.0 million and (b) the sum of 80% of the total accounts receivable and 60% of the total inventory of the Company and its Subsidiaries, less in each case the amount of any prepayments made with the proceeds of an Asset Sale (as defined in the documentation with respect to the Senior Notes) or assumed in connection with an Asset Sale (as defined in the documentation with respect to the Senior Notes);

               (iv) other Indebtedness of the Company and its Subsidiaries outstanding on the Closing Date;

               (v) Interest Swap Obligations of the Company covering Indebtedness of the Company or any of its Subsidiaries and Interest Swap Obligations of any Subsidiary of the Company covering Indebtedness of such Subsidiary; provided, however, that such Interest Swap Obligations are
                 --------  -------
     entered into to protect the Company and its Subsidiaries from fluctuations in interest rates on Indebtedness incurred in accordance with the Indenture to the extent the notional principal amount of such Interest Swap Obligation does not exceed the principal amount of the Indebtedness to which such Interest Swap Obligation relates;

               (vi) Indebtedness of a Subsidiary of the Company to the Company or to a Wholly Owned Subsidiary of the Company for so long as such Indebtedness is held by the Company or a Wholly Owned Subsidiary of the Company, in each case subject to no Lien held by a Person other than the Company or a Wholly Owned Subsidiary of the Company; provided that if as of
                                                          --------
     any date any Person other than the Company or a Wholly Owned Subsidiary of the Company owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the issuer of such Indebtedness;

               (vii)  Indebtedness of the Company to a Wholly Owned
     Subsidiary of the Company for so long as such Indebtedness is held by a Wholly Owned Subsidiary of the Company, in each case subject to no Lien held by a Person other than a Wholly Owned Subsidiary of the Company; provided that if as of any date any Person other than a Wholly Owned
     --------
     Subsidiary of the Company owns or holds any such Indebtedness or any Person other than a Wholly Owned Subsidiary of the Company holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the Company;

               (viii) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business;

     provided, however, that such Indebtedness is extinguished within two
     --------  -------
     business days of incurrence;

               (ix) Indebtedness of the Company or any of its Subsidiaries represented by letters of credit for the account of the Company or such Subsidiary, as the case may be, in order to provide security for workers' compensation claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business;

               (x) Refinancing Indebtedness (as defined in the documentation with respect to the Senior Notes);

               (xi) Capital Lease Obligations and Purchase Money Indebtedness (as defined in the documentation with respect to the Senior Notes) of the Company or any of its Subsidiaries in an aggregate principal amount not to exceed $5.0 million at any one time outstanding; and

               (xii) additional Indebtedness of the Company in an aggregate principal amount not to exceed $10.0 million at any one time outstanding.

     "Person" means any individual, corporation, partnership. joint venture, association, limited liability company, joint-stock company, trust, unincorporated organization or government or agency or political subdivision thereof (including any subdivision or ongoing business of any such entity or substantially all of the assets of any such entity, subdivision or business).

     "Preferred Stock and Warrant Purchase Agreement" means the Preferred Stock and Warrant Purchase Agreement dated as of June 11, 1997 by and among the Company and Occidental.

     "Quarter" means the 13-week period ended on the Friday closest to December 31, March 31, June 30 or September 30 or such other quarterly period as the Company may from time to time adopt in connection with a change in its fiscal year approved by Holders of at least a majority of the outstanding shares of Series A Preferred Stock.

     "Quarterly Dividend Period" shall mean the quarterly period commencing on each February 1, May 1, August 1, and November 1 and ending on the day before the following Dividend Payment Date.

     "Redemption Date" with respect to any shares of Series A Preferred Stock, means the date on which such shares of Series A Preferred Stock are redeemed by the Company in accordance with paragraph (e).

     "Redemption Event" has the meaning set forth in paragraph (f)(iii).

     "Redemption Notice" has the meaning set forth in paragraph (e)(iii).

     "Senior Notes" shall mean $90 million in principal amount of the Company's 10 3/8% Senior Notes due 2004.

     "Senior Securities" has the meaning set forth in paragraph (b).

     "Series A Preferred Stock" has the meaning set forth in paragraph (a).

     "Special Voting Rights Date" has the meaning set forth in paragraph
(f)(iii).

     "Stockholders Agreement" means that certain Stockholders Agreement and Subscription Agreement among Leslie's Poolmart, Inc., Green Equity Investors II, L.P., Hancock Park Associates, Occidental Petroleum Corporation, and the stockholders identified on Annex A thereto, as in effect on the Initial Preferred Stock Issue Date.

     "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

     "Wholly Owned Subsidiary" of any Person means any Subsidiary of such Person of which all the outstanding voting securities (other than in the case of a foreign Subsidiary, directors' qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by such Person or any Wholly Owned Subsidiary of such Person.

     IN WITNESS WHEREOF, Leslie's Poolmart, Inc. has caused this Certificate to be executed by its Vice President and Assistant Secretary this 11th day of June, 1997.

                              LESLIE'S POOLMART, INC.


                              By: /s/ Cynthia G. Watts
                                 -----------------------------